SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Nu Holdings Ltd.

(Name of Issuer)

Class A ordinary shares, par value $ 0.000006666666667 per share

(Title of Class of Securities)

G6683N 103**

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Ordinary Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 105,671,554
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 105,671,554

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,671,554
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,377,400
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,377,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,377,400
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XIV, L.P. (“SEQUOIA CAPITAL U.S. VENTURE FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 223,296,216
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 223,296,216

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 223,296,216
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, L.P. (“SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,157,930
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,157,930

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,157,930
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), L.P. (“SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 56,315,280
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 56,315,280

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,315,280
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND PARALLEL, LLC (“SCFP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,276,693
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,276,693

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,276,693
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND, L.P. (“SCF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,198,116
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,198,116

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,198,116
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

112,048,954, of which 105,671,554 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 6,377,400 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

112,048,954, of which 105,671,554 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 6,377,400 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,048,954
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SC U.S. VENTURE XIV MANAGEMENT, L.P. (“SC U.S. VENTURE XIV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

290,769,426, of which 223,296,216 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XIV, 11,157,930 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and 56,315,280 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q). The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

290,769,426, of which 223,296,216 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XIV, 11,157,930 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and 56,315,280 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q). The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 290,769,426
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FUND MANAGEMENT, L.P. (“SEQUOIA CAPITAL FUND MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

32,474,809 shares, of which 5,276,693 shares are directly owned by SCFP and 27,198,116 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

32,474,809 shares, of which 5,276,693 shares are directly owned by SCFP and 27,198,116 shares are directly owned by SCF. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,474,809
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 360,077,866 shares of Class A common stock as of October 31, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2022.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

435,293,189 shares, of which 105,671,554 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 6,377,400 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 223,296,216 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XIV, 11,157,930 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XIV, 56,315,280 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), 5,276,693 shares are directly owned by SCFP and 27,198,116 shares are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) is SC U.S. VENTURE XIV MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. The General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SC U.S. VENTURE XIV MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT is SC US (TTGP).

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

435,293,189 shares, of which 105,671,554 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 6,377,400 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 223,296,216 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE FUND XIV, 11,157,930 shares are directly owned by SEQUOIA CAPITAL U.S. PARTNERS FUND XIV, 56,315,280 shares are directly owned by SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), 5,276,693 shares are directly owned by SCFP and 27,198,116 shares are directly owned by SCF. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q) is SC U.S. VENTURE XIV MANAGEMENT. SEQUOIA CAPITAL FUND MANAGEMENT is the general partner of SCF and the manager of SCFP. The General Partner of each of SC U.S. GROWTH VI MANAGEMENT, SC U.S. VENTURE XIV MANAGEMENT and SEQUOIA CAPITAL FUND MANAGEMENT is SC US (TTGP).

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 435,293,189
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.6%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 3,459,743,432 shares of common stock outstanding as of December 31, 2021 as reported in the Issuer’s Annual Report on Form 20-F for the yearly period ended December 31, 2021, as filed with the Securities and Exchange Commission on April 21, 2022.

ITEM 1.

(a)	Name of Issuer:

Nu Holdings, Ltd.

(b)	Address of Issuer’s Principal Executive Offices:

Campbells Corporate Services Limited, Floor 4,

Willow House, Cricket Square, KY1-9010

Grand Cayman, Cayman Islands

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

Sequoia Capital U.S. Venture Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

Sequoia Capital Fund Parallel, LLC

Sequoia Capital Fund, L.P

SC U.S. Growth VI Management, L.P.

SC U.S. Venture XIV Management, L.P.

Sequoia Capital Fund Management, L.P.

SC US (TTGP), Ltd.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of SC U.S. VENTURE XIV MANAGEMENT is SC US (TTGP).

The General Partner of SCF and the manager of SCFP is SEQUOIA CAPITAL FUND MANAGEMENT. SC US (TTGP) is the general partner of SEQUOIA CAPITAL FUND MANAGEMENT.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. PARTNERS FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), SCF, SC U.S. GROWTH VI MANAGEMENT, SC U.S. VENTURE XV MANAGEMENT, SEQUOIA CAPITAL FUND MANAGEMENT, SC US (TTGP): Cayman Islands

SCFP: Delaware

(d)	CUSIP No.: G6683N 103

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P., its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P., its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P., its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV, L.P

By:	SC U.S. Venture XIV Management, L.P, its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

By:	SC U.S. Venture XIV Management, L.P., its General Partner

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Parallel, LLC

By:	Sequoia Capital Fund Management, L.P. its Manager

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund, L.P.

By:	Sequoia Capital Fund Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Venture XIV Management, L.P.

By:	SC US (TTGP), Ltd., its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Fund Management, L.P.

By:	Sequoia Capital Fund Management, L.P. Its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory